EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

RESIDENTIAL CAPITAL, LLC,

as Seller

and

GMAC LLC,

as Purchaser

January 30, 2009

-i-

(continued)

-ii-

(continued)

-iii-

Exhibits

Exhibit A	Unit Assignment
Exhibit B	Effective IB Finance LLC Agreement
Exhibit C	Note Forgiveness Agreement
Exhibit D	Purchaser Unit Assignment
Exhibit E	Form of Confidentiality Agreement

Schedules

Schedule 1.1	Purchaser’s Knowledge
Schedule 1.2	Seller’s Knowledge

-iv-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT is entered into on the 30th day of January, 2009 between Residential Capital, LLC, a Delaware limited liability company (“Seller”), and GMAC LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, on the date hereof, Purchaser has amended that certain loan agreement, dated as of November 20, 2008, among Passive Asset Transactions, LLC and RFC Asset Holdings II, LLC, as borrowers, Residential Funding Company, LLC, GMAC Mortgage, LLC and Seller, as guarantors, and Purchaser, as lender agent and initial lender, to extend the maturity of the $430 million revolving credit facility provided under such agreement to March 31, 2009;

WHEREAS, immediately prior to the consummation of the transactions contemplated hereby, Purchaser has exercised its right under that certain Exchange Agreement, dated as of March 31, 2008 (the “Exchange Agreement”), among Purchaser, Seller and IB Finance Holding Company, LLC, a Delaware limited liability company (“IB Finance”) to exchange on a one-for-one basis (the “Exchange”) all of its units of preferred membership interests of Seller (the “Seller Preferred Units”) for an equivalent number of IB Finance non-voting, non-cumulative, non-participating, perpetual preferred interests (the “Class M Preferred Units”);

WHEREAS, pursuant to the Exchange Notice (as defined in the Exchange Agreement), Seller and Purchaser agreed to effect the Exchange on the date hereof immediately prior to consummating the transactions contemplated by this Agreement;

WHEREAS, prior to giving effect to the Exchange, (i) Purchaser owned 806,344 Seller Preferred Units and (ii) Seller owned 2,000,000 Class M limited liability company interests of IB Finance (the “Class M Common Units”);

WHEREAS, in the Exchange and in accordance with Section 2.6 of that certain Amended and Restated Limited Liability Company Agreement of IB Finance, dated and effective as of March 31, 2008 (the “IB Finance LLC Agreement”), between GMAC Mortgage Group LLC and Purchaser, the number of Class M Common Units held by Seller was reduced by the number of Class M Preferred Units issued to Purchaser;

WHEREAS, immediately prior to the consummation of this transaction, (i) Purchaser owns 806,344 Class M Preferred Units and (ii) Seller owns 1,193,656 Class M Common Units, representing all of the issued and outstanding Class M Common Units;

WHEREAS, after giving effect to such exchange and immediately prior to the consummation of the transactions contemplated hereby, IB Finance, Purchaser and Seller have amended and restated the IB Finance LLC Agreement and entered into that certain Second Amended and Restated Limited Liability Company Agreement of IB Finance on the date hereof, the form of which is attached hereto as Exhibit B (the “Effective IB Finance LLC Agreement”);

WHEREAS, IB Finance owns all of the issued and outstanding capital stock of GMAC Bank, a Utah-chartered, nonmember, industrial bank (the “Bank”); and

WHEREAS, pursuant to the terms and conditions of this Agreement, Seller desires to sell, assign and transfer to Purchaser, and Purchaser desires to purchase from Seller, and take assignment and delivery of, the Transferred Class M Common Units (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Seller and Purchaser agree as follows:

ARTICLE 1.

DEFINITIONS; INTERPRETATION

1.1           Definitions.  The following terms shall have the following meanings for the purposes of this Agreement:

“Additional Cash Consideration” shall have the meaning set forth in Section 5.4(d).

“Affiliate” means any Person controlling, controlled by or under common control with another Person.  For purposes of this definition only, “control” shall mean the ownership, directly or indirectly, of 50% or more of the outstanding common stock or other equity interest of a Person.  For purposes of this Agreement, Purchaser and Seller shall not be considered Affiliates.

“Affiliate Agreements” means the agreements Previously Disclosed for such purpose.

“Agreement” means this Membership Interest Purchase Agreement, including all Exhibits and Schedules hereto and all Previously Disclosed schedules pursuant to the terms of this Agreement.

“Bank” shall have the meaning set forth in the preamble.

“Basket Amount” shall have the meaning set forth in Section 8.4(a).

“Broker-Dealer” shall have the meaning set forth in Section 5.4(f).

“Business Day” means any day of the year, other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York generally are closed for business.

“Cash Portion” shall have the meaning set forth in Section 5.4(c).

“Class M Common Units” shall have the meaning set forth in the preamble.

“Class M Preferred Units” shall have the meaning set forth in the preamble.

“Closing” means the closing of the purchase of the Transferred Class M Common Units.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.4(b).

“Consents” shall have the meaning set forth in Section 5.2.

“Debt Consideration” shall have the meaning set forth in Section 5.4(d).

“Effective IB Finance LLC Agreement” shall have the meaning set forth in the preamble.

“Exchange” shall have the meaning set forth in the preamble.

“Exchange Agreement” shall have the meaning set forth in the preamble.

“Excluded Representations” means the representations and warranties of the parties hereto contained in Sections 3.1, 3.2, 3.10, 4.1, 4.2 and 4.4.

“FDIC” means the Federal Deposit Insurance Corporation.

“First Partial Value” shall mean the value of the Partial Debt Consideration as of 11:00 a.m. eastern time on the date the Membership Interest Purchase Letter Agreement is executed as finally determined in accordance with Section 5.4(f)(i).

“First Value” shall mean the value of the Debt Consideration as of 11:00 a.m. eastern time on the date the Membership Interest Purchase Letter Agreement is executed as finally determined in accordance with Section 5.4(f)(i).

“Governmental Authority” means any U.S., state, provincial or municipal entity, any foreign government and any political subdivision or other executive, legislative, administrative, judicial, quasi-judicial or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign.

“GMAC Revolver” means the Loan Agreement, dated as of June 4, 2008, as amended, by and among Residential Funding Company, LLC and GMAC Mortgage, LLC, as borrowers, Seller, GMAC Residential Holding Company, LLC, GMAC-RFC Holding Company, LLC and Homecomings Financial, LLC, as guarantors, certain other of their Affiliates party thereto, as obligors, Wells Fargo Bank, N.A., as first priority collateral agent, and Purchaser, as initial lender and as lender agent.

“IB Finance” shall have the meaning set forth in the preamble.

“IB Finance LLC Agreement” shall have the meaning set forth in the preamble.

“Indemnification Cap” shall have the meaning set forth in Section 8.4(a).

“Indemnified Person” means the Person or Persons entitled to, or claiming a right to, indemnification under Article 8.

“Indemnifying Person” means the Person or Persons owing payment, or making payment for purposes of indemnification under Article 8.

“Initial Notice” shall have the meaning set forth in Section 8.6.

“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.

“Lien” means any title defect, conflicting or adverse claim of ownership, mortgage, deed of trust, hypothecation, security interest, lien, pledge, claim, right of first refusal, option, charge, restrictive covenant, lease, order, decree, judgment, stipulation, settlement, attachment, objection or other encumbrance of any nature whatsoever.

“Loss” or “Losses” means any and all damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, Liens, penalties, fines, demands, assessments, awards, judgments, settlements, costs and expenses, including (i) court costs and similar costs of litigation, (ii) reasonable attorneys’ and consultants’ fees, including those incurred in connection with (a) investigating or attempting to avoid the matter giving rise to the Losses or (b) successfully establishing a valid right to indemnification for Losses and (iii) interest awarded as part of a judgment or settlement, if any, but in any event shall exclude consequential, punitive, special or incidental damages or lost profits claimed, incurred or suffered by any Indemnified Person (which exclusion does not include any consequential, punitive, special or incidental damages or lost profits for which such Indemnified Person is liable to a third party as a direct, out-of-pocket cost of such Indemnified Person).

“Material Adverse Effect” means any condition, circumstance, change or effect that, individually or when taken together with all other conditions, circumstances, changes or effects, is materially adverse to the Mortgage Division, taken as a whole; provided, that, for purposes of this Agreement, a Material Adverse Effect shall not include any condition, circumstance, change or effect to the Mortgage Division resulting from or arising out of (i) conditions, circumstances, changes or effects that are generally applicable to Person engaged in the industry or markets in which the Mortgage Division is operated, (ii) the announcement or disclosure of the execution of this Agreement or of the transactions contemplated herein, (iii) general economic, regulatory or political conditions or changes in the countries in which the Mortgage Division is operated, (iv) military action or acts of terrorism, (v) changes in applicable Law  after the date hereof, (vi) compliance with the terms of this Agreement, or (vii) the conditions in or changes to any financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index); and provided, further, that in the case of each of clauses (i), (iii), (iv), (v) and (vii), the Mortgage Division is not materially disproportionately affected by such condition, circumstance, change or effect compared to other Persons engaged in the conduct of businesses similar to the Mortgage Division.

“Membership Interest Purchase Letter Agreement” shall have the meaning set forth in Section 5.4(c).

“Mortgage Division” means the Mortgage Division of the Bank.

“Mortgage Loan Documents” means, for each Mortgage Loan, all documents pertaining to such Mortgage Loan, including the Mortgage Note, the mortgage or deed of trust and all assignments of the mortgage or deed of trust, all endorsements and allonges to the Mortgage Note, the title insurance policy with all endorsements thereto, any security agreement and financing statements, any account agreements, and any assignments, assumptions, modifications, continuations or amendments to any of the foregoing.

“Mortgage Loans” means any residential mortgage loan or other extension of credit secured by a Lien on real property of a borrower originated or purchased by Seller or the Bank and included as part of the “Mortgage loans held for sale, net” or “Mortgage loans held for investment” or is otherwise a mortgage loan asset on the consolidated balance sheet of the Bank as of the Closing Date, including any related REO Properties.

“Mortgage Note” means, with respect to a residential Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a mortgage or mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means a fee simple property (or such other estate in real property as is commonly accepted as collateral for Mortgage Loans that are subject to secondary mortgage sales or securitizations) that secures a Mortgage Note and that is subject to a mortgage.

“New Purchase Agreement” shall have the meaning set forth in Section 5.4(d).

“New Purchase Agreement Closing Date” means the date on which the closing under the New Purchase Agreement occurs.

“New Purchase Price” shall have the meaning set forth in Section 5.4(c).

“New Purchaser” shall have the meaning set forth in Section 5.4(c).

“Note Forgiveness Agreement” means the agreement with respect to the Transferred Notes in the form of Exhibit C attached hereto.

“Partial Debt Consideration” shall have the meaning set forth in Section 5.4(c).

“Person” means any individual, corporation, partnership, association, limited liability company, trust, governmental or quasi-governmental authority or body or other entity or organization in any jurisdiction.

“Previously Disclosed” means information set forth on a schedule delivered by Seller to Purchaser on the date hereof; provided, however, that disclosure of such information or disclosure in any section of such schedule shall apply only to the indicated defined term or section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another defined term or section of this Agreement.

“Proposed Amendments” shall have the meaning set forth in Section 5.4(c).

“Purchase Price” shall mean $608,522,330.63.

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Purchaser’s Knowledge,” or variations thereof, means the actual knowledge of the Persons set forth on Schedule 1.1 hereto.

“Purchaser Unit Assignment” means the Assignment and Assumption of Limited Liability Company Interests in the form of Exhibit D attached hereto.

“REO Property” means a Mortgaged Property acquired through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in connection with the default or imminent default of a Mortgage Loan.

“Second Lien Notes” means Seller’s 8.5% Notes due May 15, 2010.

“Second Partial Value” shall mean the value of the Partial Debt Consideration as of 11:00 a.m. eastern time on the New Purchase Agreement Closing Date as finally determined in accordance with Section 5.4(f)(ii).

“Second Value” shall mean the value of the Debt Consideration as of 11:00 a.m. eastern time on the New Purchase Agreement Closing Date as finally determined in accordance with Section 5.4(f)(ii).

“Seller” shall have the meaning set forth in the preamble.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.3.

“Seller LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Seller, dated and effective as of March 31, 2008, between GMAC Mortgage Group LLC and Purchaser.

“Seller Notes” means all secured and unsecured debt securities of Seller that are outstanding as of the Closing Date.

“Seller Preferred Units” shall have the meaning set forth in the preamble.

“Seller’s Knowledge,” or variations thereof, means the actual knowledge of the Persons set forth on Schedule 1.2 hereto.

“Servicing Agreements” means the servicing agreements, pooling and servicing agreements, subservicing agreements, master servicing agreements, interim servicing agreements and related agreements, including all documents attached as an exhibit or schedule to or incorporated by reference into any Servicing Agreement and any amendment thereto, pursuant to which the Mortgage Loans are serviced.

“Superior Offer Notice” shall have the meaning set forth in Section 5.4(c).

“Tax” or “Taxes” mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), goods and services, sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance and employees’ income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by the United States, Canada or any Governmental Authority, including any interest, penalties or additions to tax related thereto imposed by any Governmental Authority (including any interest or penalties with respect to such Taxes).

“Tax Return” means all returns and reports of or with respect to Taxes required to be filed with any Governmental Authority or depository.

“Third Lien Notes” means Seller’s 9.625% Notes due May 15, 2015.

“Third-Party Letter of Intent” shall have the meaning set forth in Section 5.4(a).

“Third-Party Purchaser” shall have the meaning set forth in Section 5.4(a).

“Transaction Documents” means this Agreement, the Note Forgiveness Agreement and the Unit Assignment.

“Transferred Class M Common Units” shall have the meaning set forth in Section 2.1.

“Transferred Notes” shall have the meaning set forth in Section 2.2.

“Transfer Taxes” shall have the meaning set forth in Section 9.1.

“Unit Assignment” means the Assignment and Assumption of Limited Liability Company Interests in the form of Exhibit A attached hereto.

1.2           Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the Exhibits hereto are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement.  Reference to a Person in a particular capacity excludes such Person in any other capacity or individually.  Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  Underscored references to Articles, Sections, paragraphs, clauses or Exhibits  shall refer to those portions of this Agreement.  The use of the terms “hereunder,” “hereby,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit to, this Agreement.

ARTICLE 2.

PURCHASE AND SALE

2.1           Purchase of Class M Common Units.  On the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign and transfer to Purchaser, and Purchaser shall purchase from Seller, and take assignment and delivery of, 1,193,656 Class M Common Units (the “Transferred Class M Common Units”) for the consideration set forth in Section 2.2.

2.2           Consideration.  At the Closing, Purchaser shall deliver to Seller $830,511,000 outstanding principal amount of the Second Lien Notes, plus any accrued but unpaid interest relating thereto as of the Closing Date (the “Transferred Notes”), in consideration of the receipt of the Transferred Class M Common Units.

2.3           Closing.  The Closing shall take place at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606, at 5:00 p.m. eastern time on the date hereof (the “Closing Date”).

2.4           Deliveries of Seller. At the Closing, Seller shall deliver to Purchaser:

(a)           the Unit Assignment duly executed by Seller;

(b)           the Note Forgiveness Agreement duly executed by Seller;

(c)           the Effective IB Finance LLC Agreement duly executed by Seller and IB Finance;

(d)           such other documents as may be reasonably requested by Purchaser to accomplish the transactions contemplated hereby.

2.5           Deliveries of Purchaser.  At the Closing, Purchaser shall deliver to Seller:

(a)           the Unit Assignment duly executed by Purchaser;

(b)           the Note Forgiveness Agreement duly executed by Purchaser;

(c)           the Effective IB Finance LLC Agreement duly executed by Purchaser;

(d)           such other documents as may be reasonably requested by Purchaser to accomplish the transactions contemplated hereby.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as of the date hereof as follows:

3.1           Authority of Seller.  Seller is a limited liability company validly existing, duly formed and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.  Seller has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated in this Agreement and the other Transaction Documents to which it is a party.  The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary limited liability company action on the part of Seller, including the approval of the independent directors of Seller under Section 2(b) of the Amended and Restated Operating Agreement, dated as of November 27, 2006, between General Motors Corporation, Purchaser and Seller.  This Agreement has been, and each other Transaction Document to which it is a party, when executed and delivered at the Closing will be duly and validly executed and delivered by Seller and this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and to rules of law governing specific performance, injunctive relief and other equitable remedies.

3.2           Ownership of the Transferred Class M Common Units.  Seller is the owner of all right, title and interest (record and beneficial) in and to the Transferred Class M Common Units, free and clear of any Lien, other than (i) Liens under federal and state securities laws, (ii) Liens securing the GMAC Revolver, the Second Lien Notes and the Third Lien Notes (which Liens will be released as of the Closing Date) and (iii) obligations under the Effective IB Finance LLC Agreement.  The Transferred Class M Common Units constitute all of the Class M Common Units owned by Seller.  The transfer and delivery to Purchaser of the Transferred Class M Common Units hereunder will transfer to Purchaser legal and valid title to all of the Transferred Class M Common Units, free and clear of any Lien, other than Liens under federal and state securities laws and obligations under the Effective IB Finance LLC Agreement.  No Person (other than Purchaser) has any agreement or option, or any right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement or option, to acquire the Transferred Class M Common Units.

3.3           Consents and Approvals.  No consent of, or declaration, filing or registration with, the FDIC or any other Governmental Authority or any other Person is required to be obtained or made, as applicable, by Seller in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated by this Agreement or by any other Transaction Document, except for consents, declarations, filings and registrations the failure to have which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby and satisfy all its obligations hereunder.

3.4           Financial Statements.

(a)           Seller has delivered to Purchaser on the date hereof the unaudited consolidated balance sheet and consolidated income statement of the Mortgage Division for the 12 months ended December 31, 2008 (the “Financial Statements”).  To Seller’s Knowledge, (i) the Financial Statements were prepared from the books and records of Seller, the Bank and its Subsidiaries and (ii) the Financial Statements, subject to normal year-end and quarterly adjustments and the absence of notes, fairly present in all material respects the financial condition and the results of operations of the Mortgage Division as of the date of and for the period referred to in such Financial Statements.

(b)           To Seller’s Knowledge, there are no liabilities or obligations relating to the Mortgage Division of any nature, whether accrued, contingent or otherwise, except for liabilities or obligations (i) reflected in the Financial Statements, (ii) that were incurred since the date of the Financial Statements in the ordinary course of business, (iii) that were incurred in connection with this Agreement or any Transaction Document or the transactions contemplated hereby or thereby, or (iv) that individually or in the aggregate (including liabilities referred to in clauses (i) through (iii) above) have not had and would not reasonably be expected to have a Material Adverse Effect.

3.5           No Material Adverse Change.  Except for general conditions, circumstances, changes or effects since December 31, 2008 that may have affected the particular mortgage related assets held or owned by the Mortgage Division, to Seller’s Knowledge, since December 31, 2008, there has not occurred any change in the business or operations of the Mortgage Division, in the aggregate, that had, or would reasonably be expected to have, a Material Adverse Effect.

3.6           Litigation.  Except as otherwise disclosed in writing by Seller to Purchaser on the date hereof, to Seller’s Knowledge, there is no demand, claim, suit, action, arbitration or legal, administrative or other proceeding pending or threatened against IB Finance, the Bank or any of its Subsidiaries, officers, directors or employees relating to the Mortgage Division or its assets or operations.

3.7           Compliance With Agreements and Law.  To Seller’s Knowledge, the origination and servicing of the Mortgage Loans and the other assets in the Mortgage Division have been performed in all material respects in compliance with all provisions of the related Mortgage Loan Documents, applicable Servicing Agreements and Law.

3.8           Compliance with Affiliate Agreements.  Seller has performed in all material respects all of its obligations under the Affiliate Agreements relating to the Mortgage Division and is in material compliance with all provisions of the Affiliate Agreements relating to the Mortgage Division and applicable Law relating to such agreements.

3.9           Compliance with Laws.  To Seller’s Knowledge, (i) the Bank is, in all material respects, in compliance with all applicable Laws with respect to the Mortgage Loans and Mortgage Division and (ii) the Bank is not in default with respect to any judgment, order, injunction, settlement agreement or decree of any Governmental Authority in connection with the Mortgage Loans and or Mortgage Division (it being understood that the representation contained in this Section 3.9 shall not apply to Tax matters).

3.10           Brokers or Finders.  Except for Goldin Associates, L.L.C. and UBS Securities LLC, whose fees will be paid by Seller, Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

3.11           Limitation of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING IB FINANCE, THE BANK, THE TRANSFERRED CLASS M COMMON UNITS, THE MORTGAGE DIVISION OR THE ASSETS OR LIABILITIES OF IB FINANCE, BANK OR SELLER OR THEIR RESPECTIVE SUBSIDIARIES.  PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING ARTICLE III, SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND PURCHASER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND PURCHASER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST SELLER AND ITS REPRESENTATIVES IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO PURCHASER AND ITS REPRESENTATIVES BY OR ON BEHALF OF IB FINANCE, BANK OR SELLER.  WITHOUT LIMITING THE FOREGOING, SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO IB FINANCE, THE BANK, THE MORTGAGE DIVISION, ANY SUBSIDIARIES, THE TRANSFERRED CLASS M COMMON UNITS OR SELLER.  WITH RESPECT TO ANY PROJECTION OR FORECAST DELIVERED ON BEHALF OF BANK, IB FINANCE OR SELLER TO PURCHASER OR ITS REPRESENTATIVES, PURCHASER ACKNOWLEDGES THAT (A) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS, (B) IT IS FAMILIAR WITH SUCH UNCERTAINTIES, (C) IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL SUCH PROJECTIONS AND FORECASTS FURNISHED TO IT AND (D) IT SHALL HAVE NO CLAIM AGAINST SELLER OR ITS AFFILIATES WITH RESPECT THERETO.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the date hereof as follows:

4.1           Authority of Purchaser.  Purchaser is a limited liability company validly existing, duly formed and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.  Purchaser has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated in this Agreement and the other Transaction Documents to which it is a party.  The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party has been duly authorized by all necessary limited liability company action on the part of Purchaser.  This Agreement has been, and each other Transaction Document to which it is a party, when executed and delivered at the Closing will be duly and validly executed and delivered by Purchaser and this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and to rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2           Ownership of the Transferred Notes.  Purchaser is the owner of all right, title and interest (record and beneficial) in and to the Transferred Notes, free and clear of any Lien.  The transfer and delivery to Seller of the Transferred Notes hereunder will transfer to Seller legal and valid title to all of the Transferred Notes, free and clear of any Lien.  No Person (other than Seller) has any agreement or option, or any right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement or option, to acquire the Transferred Notes.

4.3           Consents and Approvals.  No consent of, or declaration, filing or registration with, the FDIC or any Governmental Authority or any other Person is required to be obtained or made, as applicable, by Purchaser in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated by this Agreement or by any other Transaction Document, except for consents, declarations, filings and registrations the failure to have which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the financial condition of Purchaser or the ability of Purchaser to consummate the transactions contemplated hereby and satisfy all of its obligations hereunder.

4.4           Brokers and Finders.  Except for Goldman, Sachs & Co., whose fees will be paid by Purchaser, Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

4.5           No Knowledge of Breach.  To Purchaser’s Knowledge, Purchaser has no knowledge of a breach of or inaccuracy in any representation or warranty of Seller contained in Section 3.4, 3.5, 3.6, 3.7 or 3.9.

ARTICLE 5.

COVENANTS

5.1           Subsequent Actions.  Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all reasonably necessary action to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable.  If at any time after the Closing, Purchaser shall consider or be advised that any assurances or any other actions or things are reasonably necessary (a) to vest, perfect or confirm ownership (of record or otherwise) in Purchaser or its Affiliates, as applicable, its title or interest in the Transferred Class M Common Units or (b) otherwise to carry out this Agreement, Seller shall use commercially reasonable efforts to execute and deliver all bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under the Transferred Class M Common Units, as applicable.  If at any time after the Closing, Seller shall consider or be advised that any assurances or any other actions or things are reasonably necessary (i) to vest, perfect or confirm ownership (of record or otherwise) in Seller or its Affiliates, as applicable, its title or interest in the Transferred Notes or (ii) otherwise to carry out this Agreement, Purchaser shall use commercially reasonable efforts to execute and deliver all bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Seller in order to vest, perfect or confirm any and all right, title and interest in, to and under the Transferred Notes, as applicable.

5.2           Third Party Consents.  Seller shall use commercially reasonable efforts to obtain and to cooperate with Purchaser in the effort to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals (collectively “Consents”) from third parties or Governmental Authorities necessary to consummate this Agreement and the transactions contemplated hereby with respect to the Transferred Class M Common Units; provided, that Seller shall not have any obligation to offer to pay any consideration in order to obtain any such Consent.  Purchaser shall use commercially reasonable efforts to obtain and to cooperate with Seller in the effort to obtain, as soon as reasonably practicable, all Consents from third parties or Governmental Authorities necessary to consummate this Agreement and the transactions contemplated hereby with respect to the Transferred Notes; provided, that Purchaser shall not have any obligation to offer to pay any consideration in order to obtain any such Consent.

5.3           Records; Post-Closing Access to Information.  If and for so long as any party hereto is contesting or defending against any third-party charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the operations of IB Finance and its Subsidiaries, each other party hereto shall (i) fully cooperate with it and its counsel in, and assist it and its counsel with, the contest or defense, (ii) make available its personnel (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses) and (iii) provide such information, testimony and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting or defending party.  For the avoidance of doubt, this Section 5.3 shall not apply with respect to disputes between the parties hereto, other than with respect to cooperation by an Indemnifying Party related to any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity is to be, or is, sought under this Agreement.

5.4           Solicitation of Third-Party Purchasers.

(a)           Until the 60th day after the Closing Date, Seller shall be permitted to offer all of the Transferred Class M Common Units to any third-party who may have an interest in purchasing all of the Transferred Class M Common Units.  If any such third-party (each, a “Third-Party Purchaser”) expresses a firm interest in purchasing all of the Transferred Class M Common Units for (i) a price in cash greater than the Purchase Price, (ii) a price in Seller Notes with a fair market value, as reasonably determined by Seller, greater than the Purchase Price, or (iii) a price in a combination of cash and Seller Notes with a fair market value, as reasonably determined by Seller, the sum of which is greater than the Purchase Price, then Seller and such Third-Party Purchaser may enter into a letter of intent (with respect to each Third-Party Purchaser, the “Third-Party Letter of Intent”) setting forth the principal terms on which the Third-Party Purchaser is willing to purchase the Transferred Class M Common Units.  Seller shall provide to Purchaser copies of any Third-Party Letters of Intent promptly after they are executed by Seller.

(b)           Purchaser agrees to use commercially reasonable efforts to provide, and will use commercially reasonable efforts to cause the Bank and IB Finance and their respective officers and management employees to provide, to any Third-Party Purchaser that has entered into a Third-Party Letter of Intent, at such Third-Party Purchaser’s expense, during normal business hours and upon reasonable advance notice, such access to the officers, management employees, offices, properties, books and records of Purchaser, the Bank and IB Finance (so long as such access does not unreasonably interfere with the operations of Purchaser, the Bank or IB Finance or the performance of their respective duties) as such Third-Party Purchaser reasonably may request in connection with its due diligence investigation of a possible acquisition of all of the Transferred Class M Units, subject to the execution of a confidentiality agreement substantially in the form attached hereto as Exhibit E, including with such changes as Purchaser shall reasonably agree (each, a “Confidentiality Agreement”); provided, that Purchaser shall have no obligation to, and shall not be obligated to cause the Bank or IB Finance or their respective officers or management employees, to generate or produce any information or reports other than those generated and produced by Purchaser, the Bank or IB Finance in the ordinary course of business.  Without Purchaser’s prior written consent, which written consent may be delivered by e-mail, Seller shall not provide, and shall cause its respective officers and management employees to not provide, to any Third-Party Purchaser, directly or indirectly, any information, written or oral, with respect to the Transferred Class M Common Units, the Bank or IB Finance to any Third-Party Purchaser that would be considered “Evaluation Material” as such term is defined in the Confidentiality Agreement prior to the execution of the Confidentiality Agreement by such Third-Party Purchaser.  From and after the execution of the Confidentiality Agreement by such Third-Party Purchaser, Seller shall keep Purchaser reasonably informed of the progress of such Third-Party Purchaser’s due diligence with respect to the possible transaction and shall copy Purchaser on all distributions of written materials to such Third-Party Purchaser.

(c)           If Seller’s senior management determines in good faith, after consultation with outside counsel and financial advisors, that a transaction with such Third-Party Purchaser is reasonably likely to be completed, taking into account such financial, regulatory, legal and other aspects of such proposed transaction as Seller’s senior management and their counsel and advisors reasonably deem appropriate, and Seller determines to enter into a transaction to sell the Transferred Class M Units to a particular Third-Party Purchaser, then such Third-Party Purchaser (the “New Purchaser”) and Seller shall enter into a membership interest purchase letter agreement (the “Membership Interest Purchase Letter Agreement”), which shall constitute a binding offer to purchase the Transferred Class M Common Units for a period of no less than the number of days equal to (i) the number of days from the date of the execution of the Membership Interest Purchase Letter Agreement until the 60th day after the Closing Date plus (ii) at least 20 Business Days, and shall set forth, among other things, (1) (A) if cash shall be offered as consideration, the New Purchaser’s purchase price (the “New Purchase Price”), (B) if Seller Notes shall be offered as consideration, the CUSIP numbers and face value of all such Seller Notes or (C) if a combination of cash and Seller Notes shall be offered as consideration, (I) the amount of cash (the “Cash Portion”) and (II) the CUSIP numbers and face value of all such Seller Notes (the “Partial Debt Consideration”) and (2) any amendments or modifications to the terms and conditions hereof that the New Purchaser and Seller would agree to make to this Agreement if the New Purchaser and Seller had originally executed this Agreement (such amendments or modifications collectively, the “Proposed Amendments”).  Except for the Membership Interest Purchase Letter Agreement with the New Purchaser, Seller shall not enter into any contract, agreement, commitment, undertaking or other arrangement with any Third-Party Purchaser with respect to the Transferred Class M Units.  Immediately upon executing the Membership Interest Purchase Letter Agreement, Seller shall deliver to Purchaser (i) a copy of the Membership Interest Purchase Letter Agreement and (ii) a notice (the “Superior Offer Notice”) informing Purchaser that Seller intends to accept the terms of the Membership Interest Purchase Letter Agreement in the event that Purchaser does not elect to retain the Transferred Class M Common Units pursuant to Section 5.4(d).

(d)

(i)           If the consideration to be paid by the New Purchaser is cash, within 10 Business Days of receipt of the Superior Offer Notice, Purchaser shall elect by notice in writing to Seller either:

(A) to retain the Transferred Class M Units, in which case (1) Purchaser and Seller shall execute an amendment to this Agreement that incorporates the Proposed Amendments set forth in the Membership Interest Purchase Letter Agreement no later than 10 Business Days after Purchaser’s election, (2) Purchaser shall remit to Seller an amount equal to the difference between the New Purchase Price and the Purchase Price (the “Additional Cash Consideration”), and (3) Seller shall terminate the Membership Interest Purchase Letter Agreement; or

(B) to transfer the Transferred Class M Units to the New Purchaser, in which case (1) Seller and the New Purchaser shall execute a purchase agreement (a “New Purchase Agreement”) substantially similar in all respects to this Agreement as this Agreement would be amended to incorporate the Proposed Amendments, (2) Seller shall deliver to Purchaser a copy of the New Purchase Agreement immediately upon execution, and (3) on the New Purchase Agreement Closing Date, (a) the New Purchaser shall pay to Purchaser an amount in cash equal to New Purchase Price, (b) Purchaser shall remit to Seller an amount in cash equal to the Additional Cash Consideration, and (c) Purchaser shall execute and deliver to Seller or its designee the Purchaser Unit Assignment.

(ii)          If the consideration to be paid by the New Purchaser is Seller Notes (the “Debt Consideration”), within two Business Days of receipt of the Superior Offer Notice, Purchaser and Seller shall determine the First Value.  Within eight Business Days of such determination, Purchaser shall elect by notice in writing to Seller either:

(A) to retain the Transferred Class M Units, in which case (1) Purchaser and Seller shall execute an amendment to this Agreement that incorporates the Proposed Amendments set forth in the Membership Interest Purchase Letter Agreement no later than 10 Business Days after Purchaser’s election, (2) Purchaser shall remit to Seller an amount equal to the difference between the First Value and the Purchase Price, and (3) Seller shall terminate the Membership Interest Purchase Letter Agreement; or

(B) to transfer the Transferred Class M Units to the New Purchaser, in which case (1) Seller and the New Purchaser shall execute a purchase agreement (a “New Purchase Agreement”) substantially similar in all respects to this Agreement as this Agreement would be amended to incorporate the Proposed Amendments, (2) Seller shall deliver to Purchaser a copy of the New Purchase Agreement immediately upon execution, (3) on the New Purchase Agreement Closing Date, Purchaser shall execute and deliver to Seller or its designee the Purchaser Unit Assignment upon receipt of the Debt Consideration, and (4) (a) if the Second Value is greater than the Purchase Price, Purchaser shall transfer to Seller a portion of the Debt Consideration in an amount equal to the difference between the Second Value and the Purchase Price, or (b) if the Second Value is less than the Purchase Price, Seller shall pay to Purchaser an amount equal to the difference between the Purchase Price and the Second Value.

(iii)         If the consideration to be paid by the New Purchaser is a combination of cash and Seller Notes, within two Business Days of receipt of the Superior Offer Notice, Purchaser and Seller shall determine the First Partial Value.  Within eight Business Days of such determination, Purchase shall elect by notice in writing to Seller either:

(A) to retain the Transferred Class M Units, in which case (1) Purchaser and Seller shall execute an amendment to this Agreement that incorporates the Proposed Amendments set forth in the Membership Interest Purchase Letter Agreement no later than 10 Business Days after Purchaser’s election, (2) Purchaser shall remit to Seller an amount equal to the difference between (a) the sum of the Cash Portion and the First Partial Value and (b) the Purchase Price, and (3) Seller shall terminate the Membership Interest Purchase Letter Agreement; or

(B) to transfer the Transferred Class M Units to the New Purchaser, in which case (1) Seller and the New Purchaser shall execute a purchase agreement (a “New Purchase Agreement”) substantially similar in all respects to this Agreement as this Agreement would be amended to incorporate the Proposed Amendments, (2) Seller shall deliver to Purchaser a copy of the New Purchase Agreement immediately upon execution, (3) on the New Purchase Agreement Closing Date, Purchaser shall execute and deliver to Seller or its designee the Purchaser Unit Assignment upon receipt of Cash Portion and the Partial Debt Consideration, and (4) (a) if the sum of (I) the Cash Portion and (II) the Second Partial Value is greater than the Purchase Price, Purchaser shall transfer to Seller either a portion of the Partial Debt Consideration or cash or a combination of Partial Debt Consideration and cash, at Purchaser’s option, in an amount equal to the difference between the Second Partial Value and the Purchase Price, or (b) if the sum of (I) the Cash Portion and (II) the Second Partial Value is less than the Purchase Price, Seller shall pay to Purchaser an amount equal to the difference between the Purchase Price and the sum of (x) the Cash Portion and (y) the Second Partial Value.

(iv)         For the avoidance of doubt, if Purchaser elects to transfer the Transferred Class M Common Units pursuant to this Section 5.4(d), in accordance with the Unit Assignment, from and after the Closing Date through the New Purchase Agreement Closing Date, Purchaser shall be the holder, beneficially and of record, of the Transferred Class M Common Units and shall bear the assumed obligations and liabilities under the Effective IB Finance LLC Agreement.

(e)           If at any time after the New Purchase Agreement Closing Date, the New Purchaser shall consider or be advised that any assurances or any other actions or things are reasonably necessary to vest, perfect or confirm ownership (of record or otherwise) in the New Purchaser its title or interest in the Transferred Class M Common Units, Purchaser shall use commercially reasonable efforts to execute and deliver all bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by the New Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under the Transferred Class M Common Units, as applicable; provided, however, that Purchaser shall have no obligation to make any representations or warranties with respect to the Transferred Class M Common Units other than those representations and warranties contained in the Purchaser Unit Assignment.

(f)

(i)           If the consideration to be paid by the New Purchaser includes Seller Notes, on the date Purchaser receives the Superior Offer Notice, Purchaser and Seller shall each immediately contact one Broker-Dealer at its sole cost and expense, each of which shall be asked to provide on the date of such contact a quotation of the fair market value of the applicable Seller Notes as of 11:00 a.m. eastern time on the date of the execution of the Membership Interest Purchase Letter Agreement.  If such quotations vary by less than five percentage points, then the value of the applicable Seller Notes shall be the average of such two quotations.  If such quotations vary by more than five percentage points, then Purchaser and Seller shall immediately jointly contact a third Broker-Dealer, the cost and expense of which, if any, shall be shared equally by Purchaser and Seller, who shall be asked to provide on the date of such contact a quotation of the fair market value of the applicable Seller Notes as of 11:00 a.m. eastern time on the date of the execution of the Membership Interest Purchase Letter Agreement, and the final value of the applicable Seller Notes as of 11:00 a.m. eastern time on the date of the execution of the Membership Interest Purchase Letter Agreement shall be the average of all three Broker-Dealer quotations.

(ii)          If the consideration to be paid by the New Purchaser includes Seller Notes, on the New Purchase Agreement Closing Date, Purchaser and Seller shall each immediately contact one Broker-Dealer at its sole cost and expense, each of which shall be asked to provide on the date of such contact a quotation of the fair market value of the applicable Seller Notes as of 11:00 a.m. eastern time on the New Purchase Agreement Closing Date.  If such quotations vary by less than five percentage points, then the value of the applicable Seller Notes as of 11:00 a.m. eastern time on the New Purchase Agreement Closing Date shall be the average of such two quotations.  If such quotations vary by more than five percentage points, then Purchaser and Seller shall immediately jointly contact a third Broker-Dealer, the cost and expense of which, if any, shall be shared equally by Purchaser and Seller, who shall be asked to provide on the date of such contact a quotation of the fair market value of the applicable Seller Notes as of 11:00 a.m. eastern time on the New Purchase Agreement Closing Date, and the final value of the applicable Seller Notes as of 11:00 a.m. eastern time on the New Purchase Agreement Closing Date shall be the average of all three Broker-Dealer quotations.

(iii)         For purposes hereof, “Broker-Dealer” shall mean an independent nationally recognized broker-dealer experienced in valuing the applicable Seller Notes.

5.5           Services Between GMAC Bank and Seller.  Purchaser and Seller shall review all of the Affiliate Agreements and shall use their commercially reasonable efforts either to, within 180 days following the Closing Date, terminate each such Affiliate Agreement or modify the terms of each such Affiliate Agreement, as applicable and necessary, so that the terms thereof are at least as favorable to Seller’s Affiliate that is a party thereto and the Bank or the Bank’s Affiliate that is a party thereto, respectively, as could be obtained through arm’s length negotiations between unrelated parties.  The terms of any new or modified Affiliate Agreement between Seller’s Affiliate, on the one hand, and the Bank or the Bank’s Affiliate, on the other hand, shall be subject to all applicable Laws and regulatory review, and the parties agree to cause their applicable Affiliates to timely seek all necessary regulatory review for any such modifications.  Notwithstanding the foregoing, each party to each Affiliate Agreement shall have the right to terminate such Affiliate Agreement subject to the termination provisions thereof; provided, however, that Seller shall cause its applicable Affiliates to not deliver a termination notice under any Affiliate Agreement that would cause such Affiliate Agreement to terminate prior to the date that is 180 days after the Closing Date.

ARTICLE 6.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to execute this Agreement and consummate the transactions contemplated hereby is, at the option of Purchaser, subject to satisfaction of each of the following conditions precedent on or before the Closing Date:

6.1           Deliveries by Seller.  Seller shall have effected the applicable deliveries required pursuant to Section 2.4.

6.2           Injunctions.  No court or other Governmental Authority shall have issued an order, decree or ruling that shall then be in effect enjoining, restraining or prohibiting the completion of the transactions contemplated hereby and no suit, action or proceeding shall have been instituted by a Governmental Authority which is reasonably likely to result in an order, decree or ruling with the effect of enjoining, restraining or prohibiting the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement.

6.3           Laws.  There shall not be any Law restraining, enjoining or prohibiting the consummation of the transaction contemplated by this Agreement.

ARTICLE 7.

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligation of Seller to execute this Agreement and consummate the transactions contemplated hereby is, at the option of Seller, subject to the satisfaction of each of the following conditions precedent on or before the Closing Date:

7.1           Deliveries by Purchaser.  Purchaser shall have effected the applicable deliveries required pursuant to Section 2.5.

7.2           Injunctions.  No court or other Governmental Authority shall have issued an order, decree or ruling that shall then be in effect enjoining, restraining or prohibiting the completion of the transactions contemplated hereby and no suit, action or proceeding shall have been instituted by a Governmental Authority which is reasonably likely to result in an order, decree or ruling with the effect of enjoining, restraining or prohibiting the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement.

7.3           Laws.  There shall not be any Law restraining, enjoining, or prohibiting the consummation of the transaction contemplated by this Agreement.

7.4           Fairness Opinion.  The independent members of the board of directors of Seller shall have received a written opinion of Goldin Associates, LLC reasonably acceptable in form and substance to such independent members as to the fairness to Seller, from a financial point of view, of the consideration to be received by Seller from the sale of the Transferred Class M Common Units to Purchaser pursuant to the terms hereof.

ARTICLE 8.

SURVIVAL AND INDEMNIFICATION

8.1           Survival.  The representations and warranties of the parties hereto contained herein shall survive the Closing until two years after the Closing Date; provided, that the Excluded Representations shall survive the Closing forever.

8.2           Indemnification by Seller.  Subject to Section 8.4, Seller agrees to indemnify Purchaser, its Affiliates and its officers, directors, employees, successors and permitted assigns (the “Purchaser Indemnified Parties”) after the Closing against and in respect of, and agrees to hold the Purchaser Indemnified Parties harmless from, any and all Losses imposed on, incurred by or suffered by any Purchaser Indemnified Party arising out of or resulting from any of the following:

(a)           any breach of or any inaccuracy in any representation or warranty made by Seller in this Agreement other than any breach of or inaccuracy in an Excluded Representation; provided, that Seller shall not have any liability under this Section 8.2(a) for any breach of or inaccuracy in any representation or warranty unless a notice of the Purchaser Indemnified Party’s claim is given to Seller at any time in the future promptly following discovery of such breach; provided, that the failure of the Purchaser Indemnified Party to give such prompt written notice shall not relieve Seller of its obligations under this Article 8 except to the extent (if any) that Seller has been prejudiced thereby;

(b)           any breach of or any inaccuracy in any Excluded Representation; provided, that Seller shall not have any liability under this Section 8.2(b) for any breach of or inaccuracy in any representation or warranty unless a notice of the Purchaser Indemnified Party’s claim is given to Seller at any time in the future promptly following discovery of such breach; provided, that the failure of the Purchaser Indemnified Party to give such prompt written notice shall not relieve Seller of its obligations under this Article 8 except to the extent (if any) that Seller has been prejudiced thereby; or

(c)           any breach of or failure by (excluding any breach or inaccuracy covered by Sections 8.2(a) and 8.2(b) above) Seller to perform any agreement, covenant, obligation or undertaking of Seller set out in this Agreement.

8.3           Indemnification by Purchaser.  Subject to Section 8.4, Purchaser agrees to indemnify Seller, its Affiliates and its officers, directors, employees, successors and permitted assigns (the “Seller Indemnified Parties”) after the Closing against and in respect of, and agrees to hold the Seller Indemnified Parties harmless from, any and all Losses asserted against, imposed on, incurred by or suffered by any Seller Indemnified Party arising out of or resulting from any of the following:

(a)           any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement other than any breach of or inaccuracy in an Excluded Representation; provided, that Purchaser shall not have any liability under this Section 8.3(a) for any breach of or inaccuracy in any representation or warranty unless a notice of the Seller Indemnified Party’s claim is given to Purchaser at any time in the future promptly following discovery of such breach; provided, that the failure of the Seller Indemnified Party to give such prompt written notice shall not relieve Purchaser of its obligations under this Article 8 except to the extent (if any) that Purchaser has been prejudiced thereby;

(b)           any breach of or any inaccuracy in any Excluded Representation; provided, that Purchaser shall not have any liability under this Section 8.3(b) for any breach of or inaccuracy in any representation or warranty unless a notice of the Seller Indemnified Party’s claim is given to Purchaser at any time in the future promptly following discovery of such breach; provided, that the failure of the Seller Indemnified Party to give such prompt written notice shall not relieve Purchaser of its obligations under this Article 8 except to the extent (if any) that Purchaser has been prejudiced thereby; or

(c)           any breach of or failure by (excluding any breach or inaccuracy covered by Sections 8.3(a) and 8.3(b) above) Purchaser to perform any agreement, covenant, obligation or undertaking of Purchaser set out in this Agreement.

8.4           Limitations on Liability.  Notwithstanding any other provision of this Agreement:

(a)           Seller shall not have any obligation to indemnify the Purchaser Indemnified Parties unless the aggregate amount of Losses subject to indemnification pursuant to Section 8.2(a) shall exceed 1% of the Purchase Price (the “Basket Amount”), and once such amount is exceeded, Seller shall indemnify the Purchaser Indemnified Parties for, and shall be liable for, the full amount of all Losses subject to indemnification pursuant to Section 8.2(a) (subject to the other limitations on indemnification expressly set forth in this Agreement), without reduction for the Basket Amount. In no event shall the aggregate liability of Seller pursuant to Section 8.2(a) for Losses incurred or suffered by the Purchaser Indemnified Parties exceed 25% of the Purchase Price (the “Indemnification Cap”). Notwithstanding the foregoing, the Indemnification Cap shall not apply to (i) any liability of Seller pursuant to Sections 8.2(b), (ii) any liability of Seller pursuant to Section 8.2(c), (iii) any liability of Seller under Section 8.9 or (iv) any liability of Seller under Article 9.

(b)           Subject to Section 8.9, the sole and exclusive liability and responsibility of Seller to the Purchaser Indemnified Parties under or in connection with this Agreement or the transactions contemplated hereby (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation) and the sole and exclusive remedy of the Purchaser Indemnified Parties with respect to any of the foregoing, shall be as set forth in Article 8 and Article 9.

(c)           Subject to Section 8.9, the sole and exclusive liability and responsibility of Purchaser to the Seller Indemnified Parties under or in connection with this Agreement or the transactions contemplated hereby (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation) and the sole and exclusive remedy of the Seller Indemnified Parties with respect to any of the foregoing, shall be as set forth in Article 8 and Article 9.

8.5           Claims.  As promptly as is reasonably practicable after knowledge of a claim for indemnification under this Agreement that does not involve a third party claim, or the commencement of any suit, action or proceeding of the type described in Section 8.6, becomes within the knowledge of Purchaser or Seller, as the case may be, the Indemnified Person shall give written notice to the Indemnifying Person of such claim, which notice shall specify in reasonable detail the nature of such claim and the estimated amount (if then susceptible to estimation) that the Indemnified Person at the time plans to seek hereunder from the Indemnifying Person, together with such reasonably available information (if not already available to the Indemnifying Person) as may be necessary for the Indemnifying Person to determine that the limitations in Section 8.4 have been satisfied or do not apply; provided, that failure of the Indemnified Person to give such notice of any such claim shall not release, waive or otherwise affect the obligations under this Article 8 of the Indemnifying Person with respect thereto except to the extent that it is materially prejudiced by the failure or delay in giving such notice.

8.6           Notice of Third Party Claims; Assumption of Defense.  The Indemnified Person shall give written notice (the “Initial Notice”) as promptly as is reasonably practicable, but in any event no later than 10 Business Days after receiving notice thereof, to the Indemnifying Person of the written assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity is to be sought under this Agreement (which notice shall specify in reasonable detail the nature of such claim and the estimated amount (if then susceptible to estimation) that the Indemnified Person at that time plans to seek hereunder from the Indemnifying Person, together with such reasonably available information (if not already available to the Indemnifying Person) as may be necessary for the Indemnifying Person to determine that the limitations in Section 8.4 have been satisfied or do not apply); provided, that failure of the Indemnified Person to give such notice of any such claim or commencement shall not release, waive or otherwise affect the obligations under this Article 8 of the Indemnifying Person with respect thereto except to the extent that it is materially prejudiced by the failure or delay in giving such notice.  The Indemnifying Person may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) upon notice to the Indemnified Person within 10 Business Days after the receipt of the Initial Notice from the Indemnified Person of the claim, suit, action or proceeding, assume the defense thereof with counsel of its own choice reasonably acceptable to the Indemnified Person, and in the event of such assumption, shall have the exclusive right, subject to compliance by the Indemnifying Person with clauses (a) and (c) of Section 8.7, to settle or compromise such claim, suit, action or proceeding.  If the Indemnifying Person does not so elect to assume such defense in accordance with the terms of this Section 8.6, the Indemnified Person may defend such claim, suit, action or proceeding in such manner as the Indemnified Person may deem appropriate, including settling such claim or action or proceeding (after giving notice of the same to the Indemnifying Person) on such terms as the Indemnified Person may deem appropriate, and the Indemnifying Person shall assist and cooperate with such defense in accordance with Section 5.2 and, if liable pursuant to this Article 8, shall promptly indemnify the Indemnified Person in accordance with the provisions of this Article 8.  If the Indemnifying Person so assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel separate from the counsel employed by the Indemnifying Person; provided, that the expense of separate counsel so employed shall be borne by the Indemnified Person unless there exists actual or potential conflicting interests between the Indemnifying Person and the Indemnified Person.  Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

8.7           Settlement or Compromise.  Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under Section 8.6) or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 8.6 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (a) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of any settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld or delayed, (b) if the Indemnifying Person has assumed the defense of a claim, suit, action or proceeding pursuant to Section 8.6, the Indemnified Person shall not compromise or settle such claim, suit, action or proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed, and (c) such settlement shall not contain any finding or admission of any violation of Law or any fault on the part of the Indemnified Person, and shall not have any effect on any other claims that may be made by the Indemnified Person against the third party bringing the claim, suit, action or proceeding.

8.8           Net Losses; Subrogation; Mitigation.

(a)           Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, but only if the insurance premium relating to such proceeds has not been paid for by the Indemnified Person, (ii) any tax benefit realized by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses and from the payment of any amounts to the Indemnified Person (or any of its Affiliates) on account of any Losses and (iii) any other recoveries directly relating to such Loss obtained by the Indemnified Person (or any of its Affiliates) from any other third party, less all Losses related to the pursuing and receipt of such recoveries and any related recoveries.  Each Indemnified Person shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries; provided, that no party shall be required to use such efforts if they would be detrimental in any material respect to such party.  If any such net proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Indemnifying Person the amount of such net proceeds, benefits or recoveries (up to the amount of the Indemnifying Person’s payment).

(b)          Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person shall, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any insurance company or any other third party from which the Indemnified Person (and its Affiliates) has contractual indemnity rights, in respect of the Losses to which such payment relates.  Such Indemnified Person (and its Affiliates) and Indemnifying Person shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(c)           Purchaser and Seller shall use commercially reasonable efforts to mitigate any Losses, whether by asserting claims against a third party or by otherwise qualifying for a benefit that would reduce or eliminate an indemnified matter; provided, that no party shall be required to use such efforts if they would be detrimental in any material respect to such party.

8.9           Special Rule for Fraud.  Notwithstanding anything in this Article 8 or elsewhere in this Agreement to the contrary, in the event of a breach of a representation or warranty by any party to this Agreement that constitutes fraud, the representation or warranty that has been breached will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation made by any party to this Agreement or on its behalf) and will continue in full force and effect for perpetuity, and any Losses from any such breach shall not be subject to the indemnification basket, cap or other limitations contained in this Article 8

ARTICLE 9.TAX MATTERS

9.1           Transfer Taxes.  All excise, goods and services, sales (including bulk sales), use, value added, registration, recording, documentary, conveyancing, property, and transfer taxes incurred with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne equally (50/50) by Purchaser and Seller.  Seller and Purchaser shall cooperate to timely prepare, and (a) Seller shall file or cause to be filed any returns or other filings relating to such Transfer Taxes (unless Purchaser is required by applicable Law to file the return) with respect to the Transferred Class M Common Units and (b) Purchaser shall file or cause to be filed any returns or other filings relating to such Transfer Taxes (unless Seller is required by applicable Law to file the return) with respect to the Transferred Notes, in each case including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.  With respect to any such returns or filings required to be filed by Seller, Seller shall provide Purchaser with a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax.  With respect to any such returns or filings required to be filed by Purchaser, Purchaser shall provide Seller with a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax.

9.2           Liability for Taxes and Related Matters.

(a)           To the extent any liability for Taxes is adjusted subsequent to the Closing Date, Seller shall pay the additional liability or receive refunds related to such adjustments with respect to amounts attributable to the Transferred Class M Common Units related to all tax periods prior to the Closing.  Purchaser shall be responsible for payment of Taxes that relate to the Transferred Class M Common Units after the Closing.  Except as otherwise required by applicable Law, the parties agree that any changes to Taxes attributable to the Transferred Class M Common Units for all tax periods prior to the Closing which would have affected the value of the Transferred Class M Common Units as of the Closing Date, if they had been recorded as of such date, shall be treated as a purchase price adjustment for income Tax purposes.

(b)           To the extent any liability for Taxes is adjusted subsequent to the Closing Date, Purchaser shall pay the additional liability or receive refunds related to such adjustments with respect to amounts attributable to the Transferred Notes related to all tax periods prior to the Closing.  Seller shall be responsible for payment of Taxes that relate to the Transferred Notes after the Closing.  Except as otherwise required by applicable Law, the parties agree that any changes to Taxes attributable to the Transferred Notes for all tax periods prior to Closing, which would have affected the value of the Transferred Notes as of the Closing Date, if they had been recorded as of such date, shall be treated as a purchase price adjustment for income Tax purposes.

9.3           Cooperation.  Purchaser and Seller shall reasonably cooperate with each other in a timely manner in the preparation and filing of any Tax Returns and the conduct of any Tax audit or other Tax proceeding.

9.4           Refunds.

(a)           To the extent that any Tax refunds are received by Purchaser relating to the periods prior to the Closing, and any amounts credited against Taxes to which Purchaser becomes entitled, that relate to the Transferred Class M Common Units and to such periods shall be paid to Seller, but only to the extent that such amounts have a real economic impact on Seller in jurisdictions where it files its Tax Returns as a separate company.

(b)           To the extent that any Tax refunds are received by Seller relating to the periods prior to the Closing, and any amounts credited against Taxes to which Seller becomes entitled, that relate to the Transferred Notes and to such periods shall be paid to Purchaser, but only to the extent that such amounts have a real economic impact on Purchaser in jurisdictions where it files its Tax Returns as a separate company.

ARTICLE 10.

MISCELLANEOUS

10.1         Expenses.  Each party hereto shall bear its own expenses with respect to this transaction.

10.2         Amendment.  This Agreement may be amended, modified or supplemented only in writing signed by each of the parties hereto.

10.3         Notices.  Any written notice to be given hereunder shall be deemed given:  (a) when received if given in person or by nationally recognized courier; (b) on the date of transmission if sent by telecopy, e-mail or other wire transmission (receipt confirmed); (c) three Business Days after being deposited in the US mail, certified or registered mail, postage prepaid; and (d) if sent by an internationally recognized overnight delivery service, the second Business Day following the date given to such overnight delivery service (specified for overnight delivery and receipt confirmed).  All notices shall be addressed as follows:

If to any Seller, addressed as follows:

Residential Capital, LLC
One Meridian Crossings, Suite 100
Minneapolis, Minnesota 55423
Attn:  General Counsel
Telephone:  (952) 857-6415
Facsimile:  (952) 352-0586

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive, Suite 1900
Chicago, Illinois 60606
Attn:       Peter Krupp
Kimberly deBeers
Telephone:  (312) 407-0700
Facsimile:  (312) 407-0411

and:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attn:  Casey Fleck
Telephone: (213) 687-5341
Facsimile: (213) 687-5600

If to Purchaser, addressed as follows:

GMAC LLC
200 Renaissance Center
Detroit Michigan, MI 48235
Attn:  General Counsel
Telephone:  (313) 565-6128
Facsimile:  (313) 656-6189

with a copy to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois  60606
Attention: Elizabeth A. Raymond, Esq.
Telephone:  (312) 701-7322
Facsimile:  (312) 701-7711

10.4         Waivers.  The failure of a party to require performance of any provision hereof shall not affect its right at a later time to enforce the same.  No waiver by a party of any term, covenant, representation or warranty contained herein shall be effective unless in writing.  No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.

10.5         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.6         Applicable Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (BOTH SUBSTANTIVE AND PROCEDURAL), AND NOT THE CONFLICT OF LAWS PRINCIPLES OF THE STATE OF DELAWARE.

10.7         Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, that no assignment of either party’s rights or obligations may be made without the written consent of the other party, which consent shall not be unreasonably withheld or delayed, other than (i) an assignment to an Affiliate of either party, including in connection with any financing transactions entered into by Purchaser, or (ii) an assignment by Purchaser to any subsequent purchaser of all or substantially all of the Transferred Class M Common Units so long as such subsequent purchaser agrees in writing to comply with Purchaser’s obligations hereunder.

10.8         No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and, solely with respect to Article 8 and Article 9, any Indemnified Person hereunder, and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party, including any employee or former employee of Seller or any participant or beneficiary in any benefit plan, program or arrangement.

10.9         Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY SUCH PARTY AGAINST THE OTHER IN CONNECTION WITH OR ARISING FROM THIS AGREEMENT.

10.10       Written Disclosures.  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any written disclosure by Seller to Purchaser made pursuant to the terms of this Agreement is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any written disclosure by Seller to Purchaser made pursuant to the terms of this Agreement is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any written disclosure by Seller to Purchaser made pursuant to the terms of this Agreement is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any written disclosure by Seller to Purchaser made pursuant to the terms of this Agreement is or is not in the ordinary course of business for purposes of this Agreement.

10.11       Incorporation.  The respective Exhibits and Schedules attached hereto and referred to herein are incorporated into and form a part of this Agreement.

10.12       Complete Agreement.  This Agreement constitutes the complete agreement of the parties with respect to the subject matter hereof and supersede all prior discussions, negotiations and understandings.

10.13       Public Announcements.  Seller and Purchaser each agree that they and their Affiliates shall not issue any press release or otherwise make any public statement or respond to any media inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, which shall not be unreasonably withheld or delayed, except as may be required by Law or by any stock exchanges having jurisdiction over Seller, Purchaser or their Affiliates.

10.14       Further Assurances.  At any time and from time to time after the Closing, at Purchaser’s reasonable request and without further consideration, Seller shall execute and deliver, and cause its Affiliates, as appropriate, to execute and deliver, such other instruments of sale, transfer, conveyance, assignment and confirmation and take such further actions as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser (or any successor or permitted assign of Purchaser), and to confirm Purchaser’s (and any such successor’s and assign’s) title to the Transferred Class M Common Units, to put Purchaser (and any such successor and assign) in actual possession and operating control thereof and to assist Purchaser (and any such successors and assigns) in exercising all rights, title and interests with respect thereto.

10.15       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party in any material respect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on January 30, 2009.

RESIDENTIAL CAPITAL, LLC

By:	/s/ James N. Young
Name: James N. Young
Title: Chief Financial Officer

GMAC LLC

By:	/s/ Robert S. Hull
Name: Robert S. Hull
Title: EVP and Chief Financial Officer